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                                                                      Exhibit 21

Subsidiaries of the Registrant
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Berger Financial Corporation, a Delaware corporation

Berger Bros Company, a Pennsylvania corporation

CopperCraft, Inc., a Georgia corporation

Walker Metal Products, Inc., a Texas corporation